EXHIBIT 10.1
------------





                              LOAN AGREEMENT

                        dated as of October 5, 2007


                              by and between


                              LANDAUER, INC.,

                               as Borrower,


                                    and


                      U.S. BANK NATIONAL ASSOCIATION,

                                  as Bank

                             TABLE OF CONTENTS


                                                                    Page

1.    DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . .     1
      1.1   Defined Terms. . . . . . . . . . . . . . . . . . . . .     1
      1.2   Accounting Terms . . . . . . . . . . . . . . . . . . .     8
      1.3   Other Terms Defined in UCC . . . . . . . . . . . . . .     8
      1.4   Other Definitional Provisions; Construction. . . . . .     8

2.    COMMITMENT OF THE BANK . . . . . . . . . . . . . . . . . . .     9
      2.1   Revolving Loans. . . . . . . . . . . . . . . . . . . .     9
      2.2   Additional LIBOR Loan Provisions . . . . . . . . . . .    10
      2.3   Interest and Fee Computation; Collection of Funds. . .    11
      2.4   Letters of Credit. . . . . . . . . . . . . . . . . . .    11
      2.5   Letter of Credit Collateral Account. . . . . . . . . .    11
      2.6   All Loans to Constitute One Obligation . . . . . . . .    12

3.    CONDITIONS OF BORROWING. . . . . . . . . . . . . . . . . . .    12
      3.1   Loan Documents . . . . . . . . . . . . . . . . . . . .    12
      3.2   Event of Default . . . . . . . . . . . . . . . . . . .    13
      3.3   Adverse Changes. . . . . . . . . . . . . . . . . . . .    13
      3.4   Litigation . . . . . . . . . . . . . . . . . . . . . .    13
      3.5   Representations and Warranties . . . . . . . . . . . .    13

4.    NOTES EVIDENCING LOANS . . . . . . . . . . . . . . . . . . .    13
      4.1   Revolving Note . . . . . . . . . . . . . . . . . . . .    13

5.    LOANS:  MANNER OF BORROWING AND GENERAL TERMS. . . . . . . .    14
      5.1   Borrowing Procedures . . . . . . . . . . . . . . . . .    14
      5.2   Letters of Credit. . . . . . . . . . . . . . . . . . .    14
      5.3   Payments to the Bank . . . . . . . . . . . . . . . . .    15
      5.4   Automatic Debit. . . . . . . . . . . . . . . . . . . .    15
      5.5   Conditions Precedent Events. . . . . . . . . . . . . .    15
      5.6   Offset . . . . . . . . . . . . . . . . . . . . . . . .    15
      5.7   Discretionary Disbursements. . . . . . . . . . . . . .    15
      5.8   Credit Termination Date; Continuance
            of Obligations, Etc. . . . . . . . . . . . . . . . . .    15

6.    RESERVED . . . . . . . . . . . . . . . . . . . . . . . . . .    16

7.    REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . .    16
      7.1   Borrower's Organization and Name . . . . . . . . . . .    16
      7.2   Authorization; Validity. . . . . . . . . . . . . . . .    16
      7.3   Compliance with Laws . . . . . . . . . . . . . . . . .    16
      7.4   Environmental Laws and Hazardous Substances. . . . . .    16
      7.5   Absence of Breach. . . . . . . . . . . . . . . . . . .    17
      7.6   Asset Representations. . . . . . . . . . . . . . . . .    17
      7.7   Financial Statements . . . . . . . . . . . . . . . . .    17
      7.8   Litigation and Taxes . . . . . . . . . . . . . . . . .    17
      7.9   Event of Default . . . . . . . . . . . . . . . . . . .    18
      7.10  ERISA Obligations. . . . . . . . . . . . . . . . . . .    18
      7.11  Adverse Circumstances. . . . . . . . . . . . . . . . .    18
      7.12  Lending Relationship . . . . . . . . . . . . . . . . .    18
      7.13  Reserved . . . . . . . . . . . . . . . . . . . . . . .    18
      7.14  Compliance with Regulation U . . . . . . . . . . . . .    18
      7.15  Governmental Regulation. . . . . . . . . . . . . . . .    18
      7.16  Bank Accounts. . . . . . . . . . . . . . . . . . . . .    18
      7.17  Place of Business. . . . . . . . . . . . . . . . . . .    18
      7.18  Complete Information . . . . . . . . . . . . . . . . .    19
      7.19  Solvency, etc. . . . . . . . . . . . . . . . . . . . .    19

                             TABLE OF CONTENTS
                                (continued)


                                                                    Page

8.    NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . .    19
      8.1   Indebtedness . . . . . . . . . . . . . . . . . . . . .    19
      8.2   Encumbrances . . . . . . . . . . . . . . . . . . . . .    19
      8.3   Investments. . . . . . . . . . . . . . . . . . . . . .    20
      8.4   Transfer; Merger . . . . . . . . . . . . . . . . . . .    20
      8.5   Issuance of Stock. . . . . . . . . . . . . . . . . . .    21
      8.6   Restricted Payments/Distributions. . . . . . . . . . .    22
      8.7   Use of Proceeds. . . . . . . . . . . . . . . . . . . .    22
      8.8   Intentionally Omitted. . . . . . . . . . . . . . . . .    22
      8.9   Change of Legal Status . . . . . . . . . . . . . . . .    22

9.    AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . .    22
      9.1   Compliance with Bank Regulatory Requirements . . . . .    22
      9.2   Corporate Existence. . . . . . . . . . . . . . . . . .    22
      9.3   Maintain Property. . . . . . . . . . . . . . . . . . .    23
      9.4   Maintain Insurance . . . . . . . . . . . . . . . . . .    23
      9.5   Tax Liabilities. . . . . . . . . . . . . . . . . . . .    23
      9.6   ERISA Liabilities; Employee Plans. . . . . . . . . . .    23
      9.7   Reporting Requirements . . . . . . . . . . . . . . . .    23
      9.8   Supplemental Financial Statements. . . . . . . . . . .    25
      9.9   Notice of Proceedings. . . . . . . . . . . . . . . . .    25
      9.10  Banking Relationship . . . . . . . . . . . . . . . . .    25

10.   FINANCIAL COVENANTS. . . . . . . . . . . . . . . . . . . . .    25
      10.1  Tangible Net Worth . . . . . . . . . . . . . . . . . .    25
      10.2  Funded Debt to EBITDA. . . . . . . . . . . . . . . . .    25

11.   EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . .    25
      11.1  Nonpayment of Obligations. . . . . . . . . . . . . . .    25
      11.2  Misrepresentation. . . . . . . . . . . . . . . . . . .    25
      11.3  Nonperformance . . . . . . . . . . . . . . . . . . . .    26
      11.4  Default under Loan Documents . . . . . . . . . . . . .    26
      11.5  Default under Other Agreements . . . . . . . . . . . .    26
      11.6  Assignment for Creditors . . . . . . . . . . . . . . .    26
      11.7  Bankruptcy . . . . . . . . . . . . . . . . . . . . . .    26
      11.8  Judgments. . . . . . . . . . . . . . . . . . . . . . .    26
      11.9  Change in Control. . . . . . . . . . . . . . . . . . .    26
      11.10 Material Adverse Event . . . . . . . . . . . . . . . .    27

12.   REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . .    27
      12.1  UCC and Offset Rights. . . . . . . . . . . . . . . . .    27
      12.2  Additional Remedies. . . . . . . . . . . . . . . . . .    27
      12.3  Attorney-in-Fact . . . . . . . . . . . . . . . . . . .    27
      12.4  No Marshaling. . . . . . . . . . . . . . . . . . . . .    28
      12.5  Application of Proceeds. . . . . . . . . . . . . . . .    28
      12.6  No Waiver. . . . . . . . . . . . . . . . . . . . . . .    28

                             TABLE OF CONTENTS
                                (continued)


                                                                    Page

13.   MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . .    28
      13.1  Obligations Absolute . . . . . . . . . . . . . . . . .    28
      13.2  Entire Agreement . . . . . . . . . . . . . . . . . . .    28
      13.3  Amendments; Waivers. . . . . . . . . . . . . . . . . .    29
      13.4  Waiver of Defenses . . . . . . . . . . . . . . . . . .    29
      13.5  Waiver of Jury Trial . . . . . . . . . . . . . . . . .    29
      13.6  Litigation . . . . . . . . . . . . . . . . . . . . . .    29
      13.7  Assignability. . . . . . . . . . . . . . . . . . . . .    29
      13.8  Confidentiality. . . . . . . . . . . . . . . . . . . .    29
      13.9  Binding Effect . . . . . . . . . . . . . . . . . . . .    30
      13.10 Governing Law. . . . . . . . . . . . . . . . . . . . .    30
      13.11 Enforceability . . . . . . . . . . . . . . . . . . . .    30
      13.12 Survival of Borrower Representations . . . . . . . . .    30
      13.13 Extensions of the Bank's Commitment and Note . . . . .    30
      13.14 Time of Essence. . . . . . . . . . . . . . . . . . . .    30
      13.15 Counterparts . . . . . . . . . . . . . . . . . . . . .    30
      13.16 Facsimile Signatures . . . . . . . . . . . . . . . . .    30
      13.17 Notices. . . . . . . . . . . . . . . . . . . . . . . .    30
      13.18 Costs, Fees and Expenses Related to Agreement
            and Other Agreements . . . . . . . . . . . . . . . . .    31
      13.19 Indemnification. . . . . . . . . . . . . . . . . . . .    32
      13.20 Patriot Act, Bank Secrecy Act and Office of
            Foreign Assets Control . . . . . . . . . . . . . . . .    32


Exhibits
--------

Exhibit A   -     Revolving Note
Exhibit B   -     Form of Compliance Certificate

                              LOAN AGREEMENT
                              --------------

      This LOAN AGREEMENT dated as of October 5, 2007 (the "Agreement"), is executed by and between LANDAUER, INC., a Delaware corporation ("Borrower"), with a chief executive office located at 2 Science Drive, Glenwood, Illinois 60425, and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Bank"), located at 209 South LaSalle Street, Chicago, Illinois 60604.

      WHEREAS, Borrower desires that the Bank extend certain working capital facilities to Borrower and to provide funds for other general business purposes of Borrower in accordance with this Agreement.

      NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, Borrower agrees to borrow from the Bank, and the Bank agrees to lend to Borrower, subject to and upon the following terms and conditions:

1.    DEFINITIONS.

      1.1 DEFINED TERMS. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

      "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

      "Affiliate" means any Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with Borrower or one or more Affiliates, (b) that directly or beneficially owns or holds 10% or more of any equity interest in Borrower or one or more Affiliates or (c) 10% of more of whose voting stock (or in the case of a Person which is not a corporation, 10% or more of any equity interest) is owned directly or beneficially or held by Borrower or one or more Affiliates. For purposes of this definition and this Agreement, the term "control" shall mean, directly or indirectly, the power to direct or cause the direction of the management or policies of a Person, whether through ownership interest or otherwise, including without limitation the power to elect or appoint, directly or indirectly, a majority of the members of its governing board or body.

      "Bankruptcy Code" shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

      "Capital Expenditures" shall mean expenditures (including Capital Lease obligations which should be capitalized under GAAP) for the acquisition of fixed assets which are required to be capitalized under GAAP.

      "Capital Lease" shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, in accordance with Financial Accounting Standards Board ("FASB") Statement
No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a "capital lease" on the balance sheet of Borrower prepared in accordance with GAAP.

      "Capital Securities" means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

      "Closing Date" shall mean October 5, 2007.

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      "Contingent Liability" and "Contingent Liabilities" shall mean, without duplication, respectively, each obligation and liability of Borrower and all such obligations and liabilities of Borrower incurred pursuant to any agreement, undertaking or arrangement by which Borrower:
(a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise) (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

      "Default Rate" shall mean a per annum rate of interest equal to the Prime Rate plus two percent (2%) per annum.

      "Depreciation" shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on Borrower's consolidated financial statement and determined in accordance with GAAP.

      "EBITDA" shall mean, for any period, (a) the sum for such period of:
(i) consolidated net income, PLUS (ii) Interest Expense, PLUS (iii) federal and state income taxes as determined in accordance with GAAP, PLUS (iv) all amounts treated as expenses for Depreciation, PLUS (v) all extraordinary or non-recurring losses and other non-cash charges, MINUS (b) any items of gain which are extraordinary items as defined by GAAP, including, without limitation, that portion of net income arising out of the sale of assets outside of the ordinary course of business.

      "Employee Plan" includes any pension, stock bonus, employee stock ownership plan, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of Borrower described from time to time in the financial statements of Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by Borrower or to which Borrower is a party or may have any liability or by which Borrower is bound.

      "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter during the term hereof in effect, applicable to Borrower's business or facilities owned or operated by Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes in the environment (including, without limitation, ambient air, surface water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "Event of Default" shall mean any of the events or conditions set forth in SECTION 11 hereof.

      "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

      "Funded Debt" means, at any time, for any Person, determined for such Person and its Subsidiaries on a consolidated basis and in accordance with GAAP, the sum of the following, without duplication: (i) Indebtedness for borrowed money, (ii) obligations under Capital Leases, and (iii) purchase money Indebtedness.

      "GAAP" shall mean generally accepted accounting principles, using the accrual basis of accounting and consistently applied with prior periods; provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to fiscal year-end adjustments and footnotes made in accordance with GAAP.

      "General Intangibles" means all choses in action, causes of action and all other intangible property of Borrower of every kind and nature now owned or hereafter acquired by Borrower, including, without limitation, corporate and other business records, inventions, designs, patents, patent and trademark registrations and applications, trademarks, trade names, trade secrets, Goodwill, copyrights, registrations, licenses, franchises, deferred tax benefits, tax refund claims, prepaid expenses, computer programs, covenants not to compete, customer lists and mailing lists, contract rights, indemnification rights, causes of action and any letters of credit, guarantee claims, security interests or other security held by or granted to Borrower.

      "Goodwill" shall mean all goodwill reflected on the financial statements of Borrower as determined in accordance with GAAP.

      "Hazardous Materials" shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation, any that are or become classified as hazardous or toxic under any Environmental
Law).

      "Indebtedness" shall mean at any time (a) all Liabilities of Borrower, (b) all Capital Lease obligations of Borrower, (c) all other debt, secured or unsecured, created, issued, incurred or assumed by Borrower for money borrowed or for the deferred purchase price of any fixed or capital asset, (d) indebtedness secured by any Lien existing on property owned by Borrower whether or not the Indebtedness secured thereby has been assumed, and (e) all Contingent Liabilities of Borrower whether or not reflected on its balance sheet.

      "Indemnified Party" and "Indemnified Parties" shall mean, respectively, each of the Bank and any parent corporations, affiliated corporations or subsidiaries of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

      "Interest Expense" shall mean, for any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, PLUS (b) the portion of rent payable with respect to that fiscal period under Capital Leases that should be treated as interest in accordance with GAAP, PLUS (c) all charges paid or payable (without duplication) during that period with respect to any Interest Rate Agreements.

      "Interest Rate" means Borrower's option from time to time of (i) the Prime Rate MINUS 0.50% or (ii) the LIBOR Rate PLUS 1.00%.

      "Interest Rate Agreements" shall mean any interest rate protection agreement, interest rate swap or other interest rate hedge arrangement (other than any interest rate cap or other similar agreement or arrangement pursuant to which Borrower has no credit exposure to the Bank) to or under which Borrower or any Subsidiary of Borrower is a party or beneficiary.

      "Letter of Credit" and "Letters of Credit" shall mean, respectively, a letter of credit and all such letters of credit issued by the Bank, in its sole discretion, upon the execution and delivery by Borrower and the acceptance by the Bank of a reimbursement agreement and an application for Letter of Credit, as set forth in SECTION 2.4 of this Agreement.

      "Letter of Credit Obligations" shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit for which Borrower has reimbursed the Bank, (iii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit which have been converted to a Revolving Loan as set forth in SECTION 2.4 and (iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding Letter of Credit Obligations at any time, the Bank's acceptance of a draft drawn on the Bank pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

      "Liabilities" shall mean at all times all liabilities of Borrower that would be shown as such on the balance sheet of Borrower prepared in accordance with GAAP.

      "LIBOR" shall mean a rate of interest equal to the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Loan Period are offered generally to the Bank (rounded upward if necessary, to the nearest 1/100 of 1.00%) in the London Interbank Eurodollar market at 11:00 a.m. (London time) two New York Banking Days prior to the commencement of each Loan Period LESS the maximum reserve percentages for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency liabilities, or as LIBOR is otherwise determined by the Bank in its sole and absolute discretion, such rate to remain fixed for such Loan Period. The Bank's determination of LIBOR shall be conclusive, absent manifest error.

      "LIBOR Loan" or "LIBOR Loans" shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Revolving Loans that will bear interest at the LIBOR Rate, of which at any time and from time to time, Borrower may identify no more than five (5) advances of the Revolving Loans which will bear interest at the LIBOR Rate, of which each particular LIBOR Loan must be in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) or a higher integral multiple of One Hundred Thousand Dollars ($100,000.00).

      "LIBOR Rate" shall mean a per-annum rate of interest equal to LIBOR for the relevant Loan Period quoted by Bank from Reuters Screen LIBORO1 Page or any successor thereto (which shall be the LIBOR rate in effect two (2) New York Banking Days prior to commencement of the advance), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, which LIBOR Rate shall remain fixed during such Loan Period.

      "Lien" shall mean any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a Capital Lease on the balance sheet of Borrower prepared in accordance with GAAP.

      "Loans" shall mean, collectively, all Revolving Loans (whether Prime Loans or LIBOR Loans) made by the Bank to Borrower and all Letter of Credit Obligations, under and pursuant to this Agreement.

      "Loan Documents" shall have the meaning set forth in SECTION 3.1.

      "Loan Period" shall mean the period commencing on the advance date of the applicable LIBOR Rate Loan and ending on the numerically corresponding day 1, 2 or 6 months thereafter matching the interest rate term selected by Borrower; provided, however, (a) if any Loan Period would otherwise end on a day which is not a New York Banking Day, then the Loan Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding New York Banking Day; or
(b) if any Loan Period begins on the last New York Banking Day of a calendar month (or on the day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last New York Banking Day of the calendar month at the end of such Loan Period.

      "Mandatory Prepayment" shall have the meaning set forth in
SECTION 2.1(c).

      "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the results of operations, business, assets, or the financial condition of Borrower; (b) a material impairment of the ability of Borrower to perform its obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

      "Maturity Date" shall mean October 31, 2009 in the case of all Revolving Loans, unless extended by the Bank pursuant to any modification, extension or renewal note executed by Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the applicable Note.

      "Maximum Letter of Credit Obligation" shall mean the lesser of
(a) the amount of the Revolving Loan Commitment less the aggregate amount of all Loans (including, but not limited to, Letter of Credit Obligations) outstanding at any time and (b) Fifteen Million Dollars ($15,000,000).

      "Net Worth" shall mean, as of any date of determination, total assets LESS total Liabilities, as determined in accordance with GAAP.

      "New York Banking Day" shall mean any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

      "Note" shall mean the Revolving Note.

      "Obligations" shall mean the Loans, as evidenced by the Note, all interest accrued thereon, any fees due the Bank hereunder, any expenses incurred by the Bank hereunder and any and all other liabilities and obligations of Borrower to the Bank and its Affiliates, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, direct or indirect, absolute or contingent, and whether several, joint or joint and several, including, but not limited to, any Interest Rate Agreements, or obligations arising under the other Loan Documents.

      "Obligor" shall mean Borrower, any accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

      "Organizational Identification Number" means, with respect to Borrower, the organizational identification number assigned to Borrower by the applicable governmental unit or agency of the jurisdiction of organization for Borrower.

      "Person" shall mean any natural person, individual, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

      "Prime Loan" or "Prime Loans" shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Loans that will bear interest at the Prime Rate.

      "Prime Rate" shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Bank as its Prime Rate, which is not intended to be the Bank's lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Bank.

      "Regulatory Change" shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.

      "Revolving Loan" and "Revolving Loans" shall mean, respectively, each direct advance and the aggregate of all such direct advances, from time to time in the form of either Prime Loans and/or LIBOR Loans, made by the Bank to Borrower under and pursuant to this Agreement, as set forth in
SECTION 2.1 of this Agreement.

      "Revolving Loan Availability" shall mean at any time, the Revolving Loan Commitment LESS all outstanding Revolving Loans and Letters of Credit.

      "Revolving Loan Commitment" shall mean Fifteen Million Dollars ($15,000,000).

      "Revolving Note" shall have the meaning set forth in SECTION 4.1 hereof.

      "Subordinated Debt" shall mean that portion of the Liabilities of Borrower which are subordinated to the Obligations in a manner satisfactory to the Bank in its sole discretion, including, but not limited to, right and time of payment of principal and interest.

      "Subsidiary" and "Subsidiaries" shall mean, respectively, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships or other entities of which or in which Borrower owns directly or indirectly fifty percent (50.00%) or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such entity if a corporation,
(ii) the management authority and capital interest or profits interest of such entity, if a partnership, limited partnership, limited liability company, limited liability partnership, joint venture or similar entity, or
(iii) the beneficial interest of such entity, if a trust, association or other unincorporated organization.

      "Tangible Net Worth" means, at any time, Net Worth PLUS Subordinated Debt LESS the amount of any General Intangibles and amounts due from Affiliates.

      "Type of Organization" means, with respect to Borrower, the kind or type of entity of Borrower, such as a corporation or limited liability company.

      "UCC" shall mean the Uniform Commercial Code in effect in the State of Illinois from time to time.

      "Wholly-Owned Subsidiary" shall mean any Subsidiary of which or in which Borrower owns directly or indirectly 100% of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (ii) the capital interest or profits interest of such Persons, if it is a partnership, joint venture or similar entity or
(iii) the beneficial interest of such Persons, if it is a trust, association or other unincorporated organization.

      1.2 ACCOUNTING TERMS. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of Borrower will be the same after such changes as they were before such changes; and, if the parties fail to agree on the amendment of such provisions, Borrower will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by Borrower's accountants.

      1.3 OTHER TERMS DEFINED IN UCC. All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.

      1.4 OTHER DEFINITIONAL PROVISIONS; CONSTRUCTION. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word "Borrower" shall be so construed. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in accordance with SECTION 13.3 hereof. References in this Agreement to any party shall include such party's successors and permitted assigns. References to any "Section" shall be a reference to such Section of this Agreement unless otherwise stated. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Loan Agreement, the provisions of this Loan Agreement shall govern.

2.    COMMITMENT OF THE BANK.

      2.1   REVOLVING LOANS.

            (a) REVOLVING LOAN COMMITMENT. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of Borrower set forth herein and in the other Loan Documents, the Bank agrees to make such Revolving Loans at such times as Borrower may from time to time request until, but not including, the Maturity Date, and in such amounts as Borrower may from time to time request; PROVIDED, however, that the aggregate principal balance of all Revolving Loans and all Letter of Credit Obligations outstanding at any time shall not exceed the Revolving Loan Commitment. Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Maturity Date unless the Revolving Loans are otherwise terminated or extended as provided in this Agreement. The Revolving Loans shall be used by Borrower for working capital purposes.

            (b) REVOLVING LOAN INTEREST AND PAYMENTS. Except as otherwise provided in this SECTION 2.1(b), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are Prime Loans, shall be due and payable monthly, in arrears, commencing on October 31, 2007 and continuing on the last day of each calendar month thereafter, and on the Maturity Date; provided, however, for any Loan Period in excess of three (3) months, such interest will be payable on the last day of each three (3) month interval. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are LIBOR Loans shall be payable on the last New York Banking Day of each Loan Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Maturity Date. Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

            (c)   REVOLVING LOAN PRINCIPAL REPAYMENTS.

            (i) MANDATORY PREPAYMENTS. All Revolving Loans hereunder shall be repaid by Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Revolving Loans and Letter of Credit Obligations hereunder exceeds the Revolving Loan Commitment, Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess. Also, if Borrower chooses not to convert any Revolving Loan which is a LIBOR Loan to a Prime Loan as provided in SECTION 2.2(b) and
      SECTION 2.2(c), then such Revolving Loan shall be immediately due and payable on the last New York Banking Day of the then-existing Loan Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by Borrower (each a "Mandatory Prepayment").

            (ii) OPTIONAL PREPAYMENTS. Borrower may from time to time prepay the Revolving Loans which are Prime Loans, in whole or in part, without any prepayment penalty whatsoever, provided, however, that any prepayment of the entire principal balance of the Prime Loans shall include accrued interest on such Prime Loans to the date of such prepayment and payment in full of all other Obligations (other than the LIBOR Loans), then due and payable.

      2.2   ADDITIONAL LIBOR LOAN PROVISIONS.

            (a) LIBOR LOAN PREPAYMENTS. Notwithstanding anything to the contrary contained herein, the principal balance of any LIBOR Loan may not be prepaid in whole or in part at any time. If for any reason a LIBOR Loan is prepaid prior to the last New York Banking Day of the Loan Period, whether voluntarily or because prepayment is required due to this Note maturing or due to acceleration of the Obligations upon default or otherwise, Borrower agrees to pay all of Bank's costs, expenses and Interest Differential (as defined below) incurred as a result of such prepayment. For purposes herein, the term "Interest Differential" shall mean that sum as determined by the Bank equal to the greater of zero or the financial loss incurred by Bank resulting from prepayment, calculated as the difference between the amount of interest Bank would have earned (from like investments in the money markets as of the first day of the LIBOR
Loan) had prepayment not occurred and the interest Bank will actually earn (from like investments in the money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Loan shall be in an amount equal to the remaining entire principal balance of such loan.

            (b) LIBOR UNAVAILABILITY. If the Bank determines (which determination shall be conclusive, absent manifest error) prior to the commencement of any Loan Period that (i) United States dollar deposits of sufficient amount and maturity for funding any LIBOR Loan are not available to the Bank in the London Interbank Eurodollar market in the ordinary course of business or (ii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the relevant LIBOR Loan, the Bank shall promptly notify Borrower thereof and, so long as the foregoing conditions continue, Revolving Loans may not be advanced as a LIBOR Loan thereafter. In addition, at Borrower's option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last New York Banking Day of the then existing Loan Period or (ii) due and payable on the last New York Banking Day of the then existing Loan Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by Borrower.

            (c) REGULATORY CHANGE. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify Borrower and Revolving Loans may not be advanced as LIBOR Loans thereafter. In addition, at Borrower's option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last New York Banking Day of the then existing Loan Period or on such earlier date as required by law or (ii) due and payable on the last New York Banking Day of the then existing Loan Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by Borrower.

            (d) LIBOR LOAN INDEMNITY. If any Regulatory Change (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such LIBOR Loan or the Bank's funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to the Bank of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then Borrower shall pay to the Bank, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

      2.3 INTEREST AND FEE COMPUTATION; COLLECTION OF FUNDS. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by Borrower hereunder or under the Notes shall become due on a day other than a New York Banking Day, such payment shall be made on the next succeeding New York Banking Day and such extension of time shall be included in computing any interest in respect of such payment.

      2.4 LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement and upon the execution and delivery by Borrower of a reimbursement agreement in form and substance reasonably acceptable to the Bank and, upon the execution and delivery by Borrower, and the acceptance by the Bank, in its reasonable discretion, of an application for letter of credit, the Bank agrees to issue for the account of Borrower out of the Revolving Loan Availability, such Letters of Credit in the standard form of the Bank and otherwise in form and substance acceptable to the Bank, from time to time during the term of this Agreement; provided, that the Letter of Credit Obligations may not at any time exceed the Maximum Letter of Credit Obligation; and, provided, further, that no Letter of Credit shall have an expiration date later than the Maturity Date for Revolving Loans; provided, however, that the Bank may elect, in its sole discretion, to issue Letters of Credit with expiration dates up to one year beyond the Maturity Date for Revolving Loans so long as Borrower complies with the provisions of SECTION 2.5 below. The amount of any payments made by the Bank with respect to draws made by a beneficiary under a Letter of Credit for which Borrower has failed to reimburse the Bank, shall be deemed to have been converted to a Revolving Loan (as a Prime Rate Loan) as of the date such payment was made by the Bank to such beneficiary. Upon the occurrence of an Event of Default and at the option of the Bank, all Letter of Credit Obligations shall be converted to Prime Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by Borrower.

      2.5   LETTER OF CREDIT COLLATERAL ACCOUNT.

            (a) Upon the occurrence and during the continuance of an Event of Default, Borrower hereby agrees that it will, until the final expiration date of any Letter of Credit and thereafter as long as any amount is payable to the Bank in respect of any Letter of Credit and whether or not this Agreement is then in effect, maintain a special collateral account (the "Letter of Credit Collateral Account") at the Bank's office at the address specified on the signature page hereof, in the name of Borrower but under the sole dominion and control of the Bank and in which Borrower shall have no interest other than as set forth below. If this Agreement terminates for any reason and any Letter of Credit remains outstanding beyond the Maturity Date, Borrower shall, immediately do one or more of the following: (i) establish (if none existed) and deposit in the Letter of Credit Collateral Account for the benefit, of the Bank, an amount of cash equal to one hundred two percent (102%) of the sum of the aggregate maximum amount remaining available to be drawn under the remaining outstanding Letters of Credit (assuming compliance with all conditions for drawing thereunder) (herein the "Collateral Amount"), (ii) deliver to the Bank, cash equivalents in a face amount, which when discounted at the Bank's customary advance rate for collateral of that type, is at least equal to the Collateral Amount, plus such pledge agreements, financing statements, control agreements and other documents requested by the Bank in order to perfect a first and prior perfected security interest in such cash equivalents in favor of the Bank, or (iii) provide the Bank with a letter(s) of credit in an aggregate amount of at least equal to the Collateral Amount, such letter(s) of credit to be in form and substance, and issued by banks, satisfactory to the Bank. The Bank will invest any funds on deposit from time to time in the Letter of Credit Collateral Account in cash equivalents, as directed by Borrower from time to time.

            (b) Upon any Event of Default hereunder, (i) the obligations of the Bank to issue Letters of Credit shall terminate and (ii) Borrower will be and become thereby unconditionally obligated, without the need for demand or the necessity of any act or evidence, to deliver to the Bank, for deposit into the Letter of Credit Collateral Account, an amount ("the "Collateral Shortfall Amount") of cash or cash equivalents equal to the excess, if any, of

            (i) one hundred two percent (102%) of the sum of the aggregate maximum amount remaining available to be drawn under the Letters of Credit (assuming compliance with all conditions for drawing thereunder) issued by the Bank and outstanding as of such time, MINUS

            (ii) the amount on deposit in the Letter of Credit Collateral Account at such time that is free and clear of all rights and claims of third parties and that has not been applied by the Bank against Borrower's Obligations.

            (c) Upon the occurrence and during the continuance of an Event of Default, the Bank may at any time or from time to time after funds are deposited in the Letter of Credit Collateral Account, apply such funds to the payment of Borrower's Obligations as shall from time to time have become due and payable by Borrower to the Bank under this Agreement or the other Loan Documents. Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account. After all of Borrower's Obligations have been indefeasibly paid in full, any funds remaining in the Letter of Credit Collateral Account shall be returned by the Bank to Borrower, or paid to whoever may be legally entitled thereto at such time. The Bank shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Bank accords its own property, it being understood that the Bank shall not have any responsibility for taking any necessary steps to preserve rights against any Persons with respect to any such funds.

      2.6 ALL LOANS TO CONSTITUTE ONE OBLIGATION. Except as specifically set forth herein, the Loans shall constitute one general obligation of Borrower.

3. CONDITIONS OF BORROWING. Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse or make all or any portion of the Loans if any of the following conditions shall have occurred:

      3.1 LOAN DOCUMENTS. Borrower shall have failed to execute and deliver to the Bank any of the following Loan Documents (collectively, the "Loan Documents"), all of which must be satisfactory in form and substance to the Bank and the Bank's counsel:

            (a)   LOAN AGREEMENT. This Agreement duly executed by Borrower.

            (b) REVOLVING NOTE. A Revolving Note duly executed by Borrower, in the form attached hereto as EXHIBIT "A".

            (c) RESOLUTIONS. Resolutions of the board of directors and/or shareholders, as applicable, of Borrower authorizing the execution of this Agreement and the Loan Documents.

            (d) ARTICLES OF INCORPORATION AND BYLAWS. A copy of Borrower's Articles or Certificate of Incorporation or Formation (as applicable), and all amendments, certified by the applicable Secretary of State of the state of incorporation of Borrower (or equivalent) and a copy of Borrower's By-laws or Operating Agreement, as applicable, certified by the Secretary of Borrower (or equivalent).

            (e) GOOD STANDING CERTIFICATES. Good Standing Certificates (or equivalent) for Borrower from the State of incorporation and each state in which Borrower is required to be qualified to transact business as a foreign corporation, as well as a good standing or similar certificate from each regulatory authority or state having jurisdiction over Borrower's business activities.

            (f) INCUMBENCY CERTIFICATES. A certificate of the Secretary or an Assistant Secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Agreement and the other Loan Documents, together with a sample of the true signature of each such officer.

            (g) ADDITIONAL DOCUMENTS. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Bank shall require in its reasonable discretion.

      3.2 EVENT OF DEFAULT. No Event of Default, or any event which, with notice or lapse of time, or both would constitute an Event of Default, shall have occurred and be continuing.

      3.3 ADVERSE CHANGES. No material adverse change in the financial condition or affairs of Borrower, as determined in the Bank's sole discretion, shall have occurred.

      3.4 LITIGATION. No litigation or governmental proceeding shall have been instituted against Borrower or any of its officers or shareholders which in the discretion of the Bank, reasonably exercised, could reasonably be expected to result in a Material Adverse Effect.

      3.5 REPRESENTATIONS AND WARRANTIES. No representation or warranty of Borrower contained herein or in any Loan Document shall be untrue or incorrect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

4.    NOTES EVIDENCING LOANS.

      4.1 REVOLVING NOTE. The Revolving Loans and the Letter of Credit Obligations shall be evidenced by a single Revolving Note (together with all renewals, extensions, modifications or substitutions thereof, the "Revolving Note") in the form of EXHIBIT "A" attached hereto, duly executed by Borrower and payable to the order of the Bank. At the time of the initial disbursement of a Revolving Loan and at each time any additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder and the amount of all Letter of Credit Obligations, (ii) any unpaid interest owing on the Revolving Loans and
(iii) all amounts repaid on the Revolving Loans or the Letter of Credit Obligations. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of Borrower under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

5.    LOANS:  MANNER OF BORROWING AND GENERAL TERMS.

      5.1 BORROWING PROCEDURES. (a) Each Loan shall be made available to Borrower upon Borrower's request from any Person whose authority to so act has not been revoked by Borrower in writing previously received by the Bank. Each Revolving Loan may be advanced either as a Prime Loan or a LIBOR Loan; provided, however, that at any time and from time to time, Borrower may identify no more than five (5) Revolving Loans which may be LIBOR Loans. A request for a Prime Loan must be received by no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded. A request for a LIBOR Loan must be (i) received by no later than 11:00 a.m. Chicago, Illinois time, two (2) New York Banking Days before the day it is to be funded and (ii) in an amount equal to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or a higher integral multiple of One Hundred Thousand and 00/100 Dollars ($100,000.00). In the event Borrower does not timely select another interest rate option at least two (2) New York Banking Days before the end of the Loan Period for a LIBOR Loan, Bank may at any time after the end of the Loan Period convert the LIBOR Loan to a Prime Loan, but until such conversion, the funds advanced under the LIBOR Loan shall continue to accrue interest at the same rate as the Interest Rate in effect for the such LIBOR Loan prior to the end of the Loan Period.

The proceeds of each Prime Loan or LIBOR Loan shall be made available at the office of the Bank by credit to the account of Borrower or by other means requested by Borrower and acceptable to the Bank. No LIBOR Loan may extend beyond the Maturity Date. In any event, if the Loan Period for a LIBOR Loan should happen to extend beyond the Maturity Date, such LIBOR Loan must be prepaid on the Maturity Date. Bank's internal records of applicable interest rates shall be determinative in the absence of manifest error.

            (b) The Bank is authorized to rely on any written, verbal, electronic, telephonic or telecopy loan requests which the Bank believes in its good faith judgment to emanate from a properly authorized representative of Borrower, whether or not that is in fact the case. Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Bank and does hereby indemnify the Bank against losses and expenses (including court costs, attorneys' and paralegals' fees) and shall hold the Bank harmless with respect thereto.

      5.2 LETTERS OF CREDIT. Each Letter of Credit shall be issued by the Bank upon the execution of the Bank's standard reimbursement agreement by Borrower and the Bank, and the execution and delivery by Borrower and the acceptance by the Bank, in its reasonable discretion, of the Bank's standard application for Letter of Credit and the payment by Borrower of the Bank's fees charged in connection therewith. In addition to all other applicable fees, charges and/or interest payable by Borrower pursuant to such reimbursement agreement or otherwise payable in accordance with the Bank's standard letter of credit fee schedule, all standby Letters of Credit issued under and pursuant to this Agreement shall bear an annual fee equal to one percent (1.00%) of the face amount of such standby Letter of Credit (as such face amount may be reduced by draws or otherwise amended from time to time), payable by Borrower on or before the issuance of such Letter of Credit by the Bank and annually thereafter on the same date unless and until (i) such Letter of Credit has expired or has been returned to the Bank, or (ii) the Bank has paid the beneficiary thereunder the full face amount of such Letter of Credit. All Letters of Credit other than standby Letters of Credit shall bear such fees, costs and interest as charged by the Bank and shall contain such other terms as set forth in the reimbursement agreement and the Bank's standard letter of credit fee schedule.

      5.3 PAYMENTS TO THE BANK. That portion of Borrower's Obligations consisting of: (a) principal payable on account of the Loans made by the Bank to Borrower pursuant to this Agreement shall be payable by Borrower to the Bank for account of the Bank, as provided in the Note or applicable instrument or document in respect of the Loans; (b) costs, fees and expenses payable pursuant to this Agreement shall be payable by Borrower to the Bank, on demand; (c) interest payable pursuant to this Agreement shall be payable by Borrower to the Bank as provided in SECTION 2.1(b); and
(d) the balance of Borrower's Obligations, if any, shall be payable by Borrower to the Bank as and when provided in this Agreement or the other Loan Documents.

      5.4 AUTOMATIC DEBIT. In order to cause timely payment to be made to the Bank of all Borrower's Obligations as and when due, Borrower hereby authorizes and directs the Bank, at the Bank's option, to debit the amount of such Borrower's Obligations to any ordinary deposit account of Borrower (including, without limitation, by increasing the principal balance due under the Revolving Loan).

      5.5 CONDITIONS PRECEDENT EVENTS. Each Loan made by the Bank to Borrower at the request of Borrower pursuant to this Agreement or the other Loan Documents shall in any event be subject to the following conditions precedent: (a) there shall not then exist an Event of Default or any event or condition which with notice, lapse of time and/or the making of such Loan would constitute an Event of Default; (b) the representations, warranties and covenants of Borrower contained in this Agreement shall be true and correct as of the date of such Loan with the same effect as though made on such date; (c) all of the covenants and agreements of Borrower in this Agreement, and all of the requirements of this Agreement with respect to such Loan, shall have been complied with; and (d) there shall not have occurred, since the date of this Agreement, any material adverse change in the financial condition, results of operations, assets or businesses of Borrower. Each borrowing by Borrower hereunder shall be deemed a representation and warranty by Borrower that the foregoing conditions have been fulfilled as of the date of such borrowing. The Bank shall have received upon request a certificate signed by the President or Chief Financial Officer of Borrower dated the date of such requested Loan certifying satisfaction of the conditions specified in clauses (a)-(d) of this SECTION 5.5.

      5.6 OFFSET. Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim the Bank may otherwise have, the Bank shall be entitled, at its option, to offset balances held by it for account of Borrower at any of its offices, in United States Dollars or in any other currency, against any principal of or interest on any of the Bank's Loans, or any other amount payable to the Bank hereunder, which is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower thereof, provided that the Bank's failure to give such notice shall not affect the validity thereof.

      5.7 DISCRETIONARY DISBURSEMENTS. The Bank, in its sole and absolute discretion, may immediately upon notice to Borrower, disburse any or all proceeds of Loans made or available to Borrower pursuant to this Agreement and/or the other Loan Documents to pay any fees, costs, expenses or other amounts required to be paid by Borrower hereunder and not so paid.

All monies so disbursed shall be a part of Borrower's Obligations, payable by Borrower on demand.

      5.8 CREDIT TERMINATION DATE; CONTINUANCE OF OBLIGATIONS, ETC. This Agreement, the Bank's obligation to loan monies to Borrower, and Borrower's ability to borrow monies from the Bank shall be in effect until the Maturity Date. Notwithstanding the foregoing and until such date when Borrower's Obligations shall be paid in full, Borrower's Obligations hereunder and under the other Loan Documents shall continue, interest shall continue to be paid in accordance with the foregoing, and the Bank shall retain all of its rights and remedies under this Agreement.

6.    RESERVED.

7. REPRESENTATIONS AND WARRANTIES. To induce the Bank to make the Loans, Borrower makes the following representations and warranties to the Bank, each of which shall be true and correct as of the date of the execution and delivery of this Agreement and which shall survive the execution and delivery of this Agreement:

      7.1 BORROWER'S ORGANIZATION AND NAME. Borrower is a corporation duly organized, existing and in good standing under the laws of the state of its incorporation. Borrower has full and adequate corporate or limited liability company power, as applicable, to carry on and conduct its business as presently conducted. Borrower's state-issued Organizational Identification Number is set forth on SCHEDULE 7.1. Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, unless the failure to be so licensed or qualified could not reasonably be expected to result in a Material Adverse Effect. The exact legal name and chief executive office of Borrower is as set forth in the first paragraph of this Agreement. Borrower does not currently conduct, nor has it during the last five (5) years conducted, business under any other name or trade name.

      7.2 AUTHORIZATION; VALIDITY. Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the Loan Documents. The execution and delivery of this Agreement and the Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the respective articles/certificate of incorporation or bylaws of Borrower. All necessary and appropriate corporate action has been taken on the part of Borrower to authorize the execution and delivery of this Agreement and the Loan Documents. This Agreement and the Loan Documents are valid and binding agreements and contracts of Borrower in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally and
(ii) equitable principles (whether or not any action to enforce such document is brought at law or in equity).

      7.3 COMPLIANCE WITH LAWS. The nature and transaction of Borrower's business and operations and the use of its properties and assets, including, but not limited to, any real estate owned or occupied by Borrower, do not and during the term of the Loans shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, except to the extent the failure to be in compliance therewith could not reasonably be expected to result in a Material Adverse Effect.

      7.4 ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES. Borrower represents, warrants and agrees with the Bank that (i) Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of Borrower (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder,
(ii) the operations of Borrower comply in all material respects with all Environmental Laws and all licenses, permits certificates, approvals and similar authorizations thereunder, (iii) there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of Borrower's knowledge, threatened, and Borrower shall promptly notify the Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice that could reasonably result in any material loss, damage or fine, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material by Borrower or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material by Borrower or any other environmental, health or safety matter, which affects Borrower or its business, operations or assets, (iv) to the best of Borrower's knowledge, Borrower has no material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material, and (v) without limiting the generality of the foregoing, Borrower shall, following a reasonable determination by the Bank that there is any material non-compliance, or any material environmental condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, at Borrower's sole expense, cause an independent environmental engineer acceptable to the Bank to conduct such assessment or tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such assessment or tests, a proposed plan for remediation and an estimate of the costs thereof.

      7.5 ABSENCE OF BREACH. The execution, delivery and performance of this Agreement, the Loan Documents and any other documents or instruments to be executed and delivered by Borrower in connection with the Loans shall not: (i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority or
(ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any material indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which Borrower is a party or by which Borrower or any of its property or assets may be bound.

      7.6 ASSET REPRESENTATIONS. Borrower is the sole owner of all of its real and personal property having a value in excess of $10,000, free from any Lien of any kind.

      7.7 FINANCIAL STATEMENTS. All financial statements submitted to the Bank have been prepared in accordance with GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly in all material respects the consolidated financial condition of Borrower and the consolidated results of the operations for Borrower as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by Borrower to the Bank, there has been no material adverse change in the financial condition or in the assets or liabilities of Borrower, or any changes except those occurring in the ordinary course of business.

      7.8 LITIGATION AND TAXES. There is no litigation, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the best knowledge of Borrower, threatened, against Borrower, which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect. Borrower has duly filed all applicable federal income tax returns and state income tax returns involving any income tax liability in excess of $25,000 and has paid all material income taxes when due. There is no controversy or objection pending, or to the best knowledge of Borrower, threatened in respect of any federal or material state tax returns of Borrower involving any income tax liability in excess of $25,000 except for any controversy being contested in good faith by appropriate legal proceedings and for which (i) adequate reserves have been provided in accordance with GAAP and (ii) no Lien has been filed or recorded on any asset of Borrower or its Subsidiaries.

      7.9 EVENT OF DEFAULT. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under this Agreement or any of the Loan Documents and Borrower is not in default (without regard to grace or cure periods) under any material contract or agreement to which it is a party.

      7.10 ERISA OBLIGATIONS. All Employee Plans of Borrower meet the minimum funding standards of Section 302 of ERISA where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service or will be timely submitted for such favorable determination. Borrower has not (i) incurred a withdrawal liability,
(ii) incurred a "Reportable Event" (as defined in Section 4043 of ERISA) or
(iii) engaged in a nonexempt "Prohibited Transaction" (as defined in Section 406 of ERISA) which will result in a Material Adverse Effect under
(i), (ii) or (iii). Borrower has promptly paid and discharged all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

      7.11 ADVERSE CIRCUMSTANCES. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which
(a) could adversely affect the validity or priority of the Liens granted to the Bank under the Loan Documents, if any, (b) could materially adversely affect the ability of Borrower to perform its obligations under the Loan Documents, (c) would constitute a default under any of the Loan Documents or (d) would constitute such a default with the giving of notice or lapse of time or both.

      7.12 LENDING RELATIONSHIP. Borrower acknowledges and agrees that the relationship hereby created with the Bank is and has been conducted on an open and arm's length basis in which no fiduciary relationship exists and that Borrower has not relied and are not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. The Bank represents that it will receive the Note payable to its order as evidence of a bank loan.

      7.13  RESERVED.

      7.14 COMPLIANCE WITH REGULATION U. No portion of the proceeds of the Loans shall be used by Borrower, or any affiliates of Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System.

      7.15 GOVERNMENTAL REGULATION. Borrower and its Subsidiaries are not, or after giving effect to any Loan, will not be, subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

      7.16 BANK ACCOUNTS. The account numbers and locations of all material Deposit accounts and other bank accounts of Borrower and its Subsidiaries are set forth on SCHEDULE 7.16 attached hereto and made a part hereof.

      7.17 PLACE OF BUSINESS. The principal place of business of Borrower and the locations of all of its material assets are set forth on
SCHEDULE 7.17 attached hereto and made a part hereof.

      7.18 COMPLETE INFORMATION. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to the Bank in connection with or in furtherance of this Agreement by or on behalf of Borrower fairly state in all material respects the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

      7.19 SOLVENCY, ETC. On the date of this Agreement, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof,
(a) Borrower's assets will exceed its Liabilities and (b) Borrower will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

8. NEGATIVE COVENANTS. At all times prior to the Maturity Date and thereafter for so long as any amounts are due or owing to the Bank hereunder, Borrower hereby covenants as follows:

      8.1 INDEBTEDNESS. Borrower shall not, either directly or indirectly, create, assume, incur or have outstanding any Indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

            (a)   the Obligations;

            (b) endorsement for collection or deposit of any commercial paper secured in the ordinary course of business;

            (c) obligations of Borrower for taxes, assessments, municipal or other governmental charges;

            (d)   obligations of Borrower for accounts payable;

            (e) obligations existing on the date hereof which are disclosed on the financial statements referred to in SECTION 7.7;

            (f) purchase money indebtedness not to exceed $500,000 at any time outstanding;

            (g) Capital Leases in an aggregate amount not to exceed $1,000,000 at any time outstanding; and

            (h) Subordinated Debt subject to a subordination agreement in form and substance acceptable to the Bank.

      8.2 ENCUMBRANCES. Borrower shall not, either directly or indirectly, grant, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of Borrower, whether owned at the date hereof or hereafter acquired except:

            (a) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate legal proceedings in such a manner as not to make the property forfeitable;

            (b) Liens or charges incidental to the conduct of Borrower's business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

            (c) Liens arising out of judgments or awards against Borrower with respect to which they shall concurrently therewith be prosecuting a timely appeal or proceeding for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

            (d) pledges or deposits to secure obligations under worker's compensation laws or similar legislation;

            (e) good faith deposits in connection with lending contracts or leases to which Borrower is a party;

            (f) deposits to secure public or statutory obligations of Borrower;

            (g)   Liens existing on the date hereof set forth on
SCHEDULE 8.2; and

            (h)   Liens granted to the Bank hereunder.

      8.3 INVESTMENTS. Borrower shall not, either directly or indirectly, make or have outstanding any new investments (whether through purchase of stocks, obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets, business, stock or other evidence of beneficial ownership of any other Person except:

            (a)   investments in direct obligations of the United States;

            (b) investments in certificates of deposit issued by the Bank or any bank with assets greater than One Hundred Million Dollars
($100,000,000.00);

            (c) investments in Prime Commercial Paper (for purposes hereof, Prime Commercial Paper shall mean short-term unsecured promissory notes sold by large corporations and rated A-1/P-1 by Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., and Moody's Investment Service, Inc.); or

            (d) investments in Wholly-Owned Subsidiaries, joint ventures and other Investments in an aggregate amount not to exceed $2,000,000 at any time following the Closing Date.

      8.4 TRANSFER; MERGER. Borrower shall not, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any equity securities of any class of, or any partnership or joint venture interest in, any other Person, or
(b) either directly or indirectly, merge, consolidate, sell, transfer, license, lease, encumber or otherwise dispose of all or any part of its property or business or all or any substantial part of its assets, or sell or discount (with or without recourse) any of its Promissory Notes, Chattel Paper, Payment Intangibles or Accounts, other than (i) transfers of the capital stock of a Subsidiary of a Borrower from one Borrower to another,
(ii) sales of Inventory in the ordinary course of their respective businesses, (iii) dispositions of cash equivalents, (iv) dispositions of Equipment for cash and fair value that the board of directors (or comparable body) of the applicable Borrower determines in good faith is no longer used or useful in the business of the such Borrower and its Subsidiaries if all of the following conditions are met: (a) the aggregate market value of assets sold or otherwise disposed of (net of amounts reinvested in replacement assets) in any fiscal year of the applicable Borrower does not exceed $1,000,000; (b) the net cash proceeds of such asset disposition are applied as required by SECTION 2.1(c); (c) after giving effect to the asset disposition and the repayment of the Indebtedness with the proceeds thereof, Borrower is in compliance on a pro forma basis with the covenants set forth in ARTICLE 10 recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions of this Agreement; and
(d) no Default or Event of Default then exists or would result from such asset disposition and (v) any Acquisition by Borrower where (each a "Permitted Acquisition"):

            (A) the business or division acquired are for use, or the Person acquired is engaged, in the businesses engaged in by Borrower on the Closing Date;

            (B) immediately before and after giving effect to such Acquisition, no Event of Default shall exist;

            (C) the aggregate consideration to be paid by Borrower (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP) in connection with all Acquisitions (or any series of related Acquisitions) is no more than $25,000,000 in the aggregate following the Closing Date;

            (D) immediately after giving effect to such Acquisition, Borrower is in pro forma compliance with all the financial ratios and restrictions set forth in SECTION 10;

            (E) in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition and such Acquisition is not considered to be hostile;

            (F) reasonably prior to such Acquisition, the Bank shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Bank may require to evidence the termination of Liens on the assets or business to be acquired;

            (G) not less than ten New York Banking Days prior to such Acquisition, the Bank shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and Borrower's calculation of pro forma EBITDA relating thereto; and

            (H) if the Acquisition is structured as a merger, the surviving entity is either Borrower or, following the merger, a domestic wholly-owned Subsidiary which is a Borrower hereto.

Notwithstanding the foregoing, for all acquisitions involving consideration which is less than or equal to $10,000,000, Borrower shall only be required to deliver to Bank an officer's certificate in form and substance reasonably acceptable to Bank at least 10 days prior to such Acquisition certifying to items (A) through (E) above.

      8.5 ISSUANCE OF STOCK. Borrower shall not, either directly or indirectly, issue or distribute any additional capital stock or other securities of Borrower except equity securities issued to employees of Borrower in connection with and pursuant to Borrower's 2005 Stock Incentive Plan and any successor plan thereto.

      8.6 RESTRICTED PAYMENTS/DISTRIBUTIONS. Borrower shall not, either directly or indirectly, (i) make any payment, redemption, prepayment, defeasance or repurchase of any Subordinated Debt except as specifically permitted by the applicable subordination agreement governing the terms of the subordination of such Subordinated Debt, which shall be in form and substance acceptable to the Bank, or (ii) purchase or redeem any shares of stock, or declare or pay any dividends or similar distributions, whether in cash or otherwise, or set aside any funds for any such purpose or make any distribution to its shareholders; PROVIDED that the foregoing shall not restrict or prohibit wholly-owned Subsidiaries from paying dividends or making distributions and shall not restrict or prohibit dividends or distributions to Borrower at such times and in such amounts as are necessary to permit:

            (a) purchases of shares of (or options to purchase shares of) equity interests in Borrower or options therefor from employees of Borrower upon their death, termination or retirement, so long as before and after giving effect to any such purchase, no Event of Default shall have occurred and be continuing; and

            (b) payment by Borrower of a dividend to its stockholders, so long as (x) before and after giving effect to any such dividend, no Event of Default shall have occurred and be continuing.

      8.7   USE OF PROCEEDS.  No Borrower nor any of Borrower's
Subsidiaries or Affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by an Affiliate of the Bank.

      8.8   INTENTIONALLY OMITTED.

      8.9 CHANGE OF LEGAL STATUS. Borrower shall not change its name, its Organizational Identification Number, its Type of Organization, its jurisdiction of organization or other legal structure without at least 30 days' prior written notice.

9. AFFIRMATIVE COVENANTS. At all times prior to the Maturity Date and thereafter for so long as any amounts are due or owing to the Bank hereunder, Borrower hereby covenants as follows:

      9.1 COMPLIANCE WITH BANK REGULATORY REQUIREMENTS. Upon demand by the Bank, Borrower shall reimburse the Bank for the Bank's additional costs and/or reductions in the amount of principal or interest received or receivable by the Bank if at any time after the date of this Agreement any law, treaty or regulation or any change in any law, treaty or regulation or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or the Loans, whether or not having the force of law, shall impose, modify or deem applicable any reserve (except reserve requirements taken into account in calculating the Interest Rate) and/or special deposit requirement against or in respect of assets held by or deposits in or for the account of the Loans by the Bank or impose on the Bank any other condition with respect to this Agreement or the Loans, the result of which is to either increase the cost to the Bank of making or maintaining the Loans or to reduce the amount of principal or interest received or receivable by the Bank with respect to such Loans. Said additional costs and/or reductions will be those which directly result from the imposition of such requirement or condition on the making or maintaining of such Loans. All Loans shall be deemed to be match funded for the purposes of the Bank's determination in the previous sentence.

      9.2 CORPORATE EXISTENCE. Borrower shall at all times preserve and maintain its corporate existence, rights, franchises and privileges, and shall at all times continue as a going concern in the business which Borrower is presently conducting.

      9.3 MAINTAIN PROPERTY. Borrower shall at all times maintain, preserve and keep its plant, properties and Equipment in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. Borrower shall permit the Bank to examine and inspect such plant, properties and Equipment at all reasonable times; provided, however, that Borrower shall only be required to pay for one such examination annually prior to the occurrence of an Event of Default.

      9.4 MAINTAIN INSURANCE. Borrower shall at all times insure and keep insured with insurance companies acceptable to the Bank, all insurable property owned by it which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties; and shall similarly insure employers' public and professional liability risks. Upon request by the Bank, Borrower shall deliver to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained by Borrower pursuant to this SECTION 9.4.

      9.5 TAX LIABILITIES. Borrower shall at all times pay and discharge all material property and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against Borrower or any of their properties, Equipment or Inventory, before the same shall become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate legal proceedings and are insured against or bonded over to the satisfaction of the Bank.

      9.6 ERISA LIABILITIES; EMPLOYEE PLANS. Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without a material liability to such Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply in all material respects with the funding obligations of ERISA (or equivalent law or regulation), including the minimum funding standards of Section 302 of ERISA; (iii) comply in all material respects with the requirements of ERISA (or equivalent law or regulation) which relate to such Employee Plans;
(iv) promptly notify the Bank upon receipt by Borrower of any notice concerning the imposition of any material withdrawal liability or of the institution of any proceeding or other action by the Pension Benefit Guaranty Corporation which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank of the occurrence of any "Reportable Event" (as defined in Section 4043 of ERISA) or "Prohibited Transaction" (as defined in Section 406 of ERISA), with respect to any such Employee Plans if such Reportable Event or Prohibited Transaction could result in a material liability to the Borrower; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

      9.7 REPORTING REQUIREMENTS. Borrower shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of Borrower, including, but not limited to:

            (a) within forty-five (45) days after the end of each calendar quarter, a certificate showing compliance by Borrower with the financial covenants set forth in SECTION 10 below in the form of EXHIBIT B attached hereto;

            (b) as soon as possible and in any event within ten (10) days after the occurrence of an Event of Default or any event which, with the giving of notice, lapse of time, or both, would constitute an Event of Default, the statement of an authorized officer of Borrower setting forth details of such Event of Default or event and the action which such Borrower has taken or proposes to take to cure the same;

            (c) as soon as available, notification of the filing of the periodic Form 10-Q quarterly report or comparable successor report filed by Borrower with the Securities and Exchange Commission ("SEC") or any successor agency; PROVIDED, that if such report is not filed with the SEC within forty-five (45) days after the end of each of the first three quarterly accounting periods in each fiscal year of Borrower beginning with the quarter ending September 30, 2007, Borrower shall immediately deliver to Bank an internally-prepared balance sheet of Borrower and its Subsidiaries on a consolidated basis as at the end of such quarter and the related statements of operations and statements of cash flows of Borrower and its Subsidiaries on a consolidated basis for such quarter and for the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all in reasonable detail and certified (subject to normal year-end adjustments) as to fairness of presentation, in accordance with GAAP (other than footnotes thereto), by an Authorized Officer or Controller (if such Controller is a corporate officer) of Borrower;

            (d) as soon as available, notification of the filing of Form 10-K Annual Report or comparable successor report filed by Borrower with the SEC or any successor agency; provided, that if such report is not filed with the SEC within ninety (90) days after the close of each fiscal year of Borrower, Borrower shall immediately deliver to Bank a balance sheet and the related consolidated statements of operations and stockholders' equity and statements of cash flows of Borrower and its Subsidiaries on a consolidated basis as of the end of such fiscal year, fairly and accurately presenting the financial condition of Borrower and its Subsidiaries on a consolidated basis as at such date and the results of operations of Borrower and its Subsidiaries for such fiscal year and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP consistently applied, and audited by Price Waterhouse Coopers LLP or such other independent certified public accountants acceptable to Bank (the "Accountants");

            (e) together with each delivery of financial statements required by subsection (c) and (d) above, Borrower shall deliver to the Bank a certificate of Borrower executed by the President or Chief Financial Officer of Borrower stating whether any Event of Default, or event which, with the passage of time or giving of notice or both, would constitute, mature into or become such an Event of Default, currently exists and is continuing and what activities, if any, Borrower is taking or proposing to take with respect thereto;.

            (f) immediately after notice to Borrower of the commencement thereof, notice, in writing, of any action, suite, arbitration or other proceeding instituted, commenced or threatened against or affecting Borrower with an amount in controversy in excess of $1,000,000;

            (g) if requested by the Bank, Borrower's federal, state and local tax returns as soon as said returns are completed in the form said returns will be filed with the Internal Revenue Service and any state or local department of revenue or taxing authority; and

            (h) such other information respecting the condition or operations, financial or otherwise, of Borrower or any Affiliate as the Bank may from time to time reasonably request.

      No change with respect to any accounting principles of Borrower shall be made by Borrower without giving prior notification to the Bank.
Borrower represents and warrants to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the consolidated financial condition of Borrower. The Bank shall have the right at all times during regular business hours upon reasonable prior notice to inspect the books and records of Borrower and make extracts therefrom; provided, however, that Borrower shall only be required to pay for one visit annually prior to the occurrence of an Event of Default. The Borrower agrees to advise the Bank immediately of any material adverse change in the financial condition, the operations or any other status of Borrower.

      9.8 SUPPLEMENTAL FINANCIAL STATEMENTS. Borrower shall immediately upon receipt thereof, provide to the Bank copies of interim and supplemental reports if any, submitted to Borrower by independent accountants in connection with any interim audit or review of the books of Borrower.

      9.9 NOTICE OF PROCEEDINGS. Borrower shall, immediately after knowledge thereof shall have come to the attention of any officer of Borrower, give written notice to the Bank of all threatened or pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency which may have a material effect on the business, property or operations of Borrower.

      9.10 BANKING RELATIONSHIP. Borrower hereby agrees that to the extent Borrower fails to utilize the Bank as its primary bank of account and depository for all receipts, disbursements, cash management and related services, the Bank may terminate the Revolving Loan Commitment and declare all Obligations due and payable in full upon one hundred twenty (120) days' prior written notice to Borrower.

10.   FINANCIAL COVENANTS.

      10.1 TANGIBLE NET WORTH. Borrower shall maintain Tangible Net Worth, determined at the end of each calendar quarter, in an amount not less than the "Minimum Tangible Net Worth." For purposes herein, "Minimum Tangible Net Worth" shall mean Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) at all times.

      10.2 FUNDED DEBT TO EBITDA. Borrower shall maintain a ratio of Funded Debt to EBITDA (calculated on a rolling four quarter basis) determined at the end of each calendar quarter of less than or equal to 1.0 to 1.00.

11.   EVENTS OF DEFAULT.

      Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an "Event of Default"):

      11.1 NONPAYMENT OF OBLIGATIONS. Any (i) principal amount due and owing on any Note, whether by its terms or as otherwise provided herein, is not paid when due or (ii) interest payment or any of the other Obligations (excluding principal payments) whether by its terms or as otherwise provided herein, is not paid within five (5) days of when due.

      11.2 MISREPRESENTATION. Any oral or written warranty, representation, certificate or statement in this Agreement, the Loan Documents or any other agreement with the Bank shall be false when made or at any time.

      11.3 NONPERFORMANCE. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement and, if capable of being cured, such failure to perform or default in performance continues for a period of ten (10) days after Borrower receives notice or knowledge from any source of such failure, to perform or default in performance, or in the Loan Documents or any other agreement with the Bank and such failure to perform or default in performance continues beyond any applicable grace or cure period.

      11.4 DEFAULT UNDER LOAN DOCUMENTS. A default under any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

      11.5 DEFAULT UNDER OTHER AGREEMENTS. Any default shall occur in the payment of principal, interest or any other sum for any other obligation in excess of $50,000 in the aggregate beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any material agreement (including, but not limited to any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

      11.6 ASSIGNMENT FOR CREDITORS. Borrower makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee of any substantial part of the assets of Borrower is applied for or appointed, and in the case of such trustee being appointed in a proceeding brought against Borrower, Borrower, by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment and such appointment is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the date of such appointment.

      11.7 BANKRUPTCY. Any proceeding involving Borrower, is commenced by or against Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, and in the case of any such proceeding being instituted against Borrower, (i) Borrower, by any action or failure to act indicates its approval of, consent to or acquiescence therein, or (ii) an order shall be entered approving the petition in such proceedings and such order is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the entry thereof.

      11.8 JUDGMENTS. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against Borrower in excess of $1,000,000 in the aggregate, which is not fully covered by insurance, and which judgment or other process shall not have been, within sixty (60) days from the entry thereof, (i) bonded over to the satisfaction of the Bank and appealed, (ii) vacated or (iii) discharged.

      11.9 CHANGE IN CONTROL. Any Change in Control shall occur. For purposes herein, "Change in Control" means any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully diluted basis (and, taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

      11.10 MATERIAL ADVERSE EVENT. The occurrence of any material adverse event which causes a change in the financial condition of Borrower, or which would have a material adverse effect on the business of Borrower.

12.   REMEDIES.

      Upon the occurrence of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an Event of Default, declare its commitments to Borrower to be terminated and all Obligations to be immediately due and payable, PROVIDED, HOWEVER, that upon the occurrence of an Event of Default under either SECTION 11.6 or
SECTION 11.7, all commitments of the Bank to Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of the Bank's rights under the Loan Documents, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing:

      12.1 UCC AND OFFSET RIGHTS. The Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between Borrower and the Bank, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys' and paralegals' fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to Borrower, however created or arising, including, but not limited to, balances, credits, deposits, accounts or moneys of Borrower in the possession, control or custody of, or in transit to the Bank. Borrower hereby waives the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to Borrower.

      12.2 ADDITIONAL REMEDIES. The Bank shall have the right and power to upon the occurrence of an Event of Default:

            (a) extend, renew or modify for one or more periods (whether or not longer than the original period) any Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to any Note or any of the Obligations; and

            (b) grant releases, compromises or indulgences with respect to the Notes, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to any Note or any of the Obligations.

      12.3 ATTORNEY-IN-FACT. Upon an Event of Default, Borrower hereby irrevocably makes, constitutes and appoints the Bank (and any officer of the Bank or any Person designated by the Bank for that purpose) as Borrower's true and lawful proxy and attorney-in-fact (and agent-in-fact) in Borrower's name, place and stead, with full power of substitution, to take such actions as are permitted in this Agreement. Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable.
Borrower hereby ratifies and confirms all that said attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

      12.4 NO MARSHALING. The Bank shall not be required to marshal any present or future asset security for, or other assurances of payment of, the Obligations or any of them or to resort to such asset security or other assurances of payment in any particular order. To the extent that it lawfully may, Borrower hereby agrees that it will not invoke any law relating to the marshaling of assets which might cause delay in or impede the enforcement of the Bank's rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Borrower hereby irrevocably waives the benefits of all such laws.

      12.5 APPLICATION OF PROCEEDS. The Bank will within one (1) New York Banking Day after receipt of cash or solvent credits from collection of items of payment, proceeds of assets or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon Borrower. Any proceeds of any disposition by the Bank of all or any part of Borrower's assets may be first applied by the Bank to the payment of expenses incurred by the Bank in connection with the enforcement of the obligations of Borrower hereunder, including attorneys' fees and legal expenses as provided for in SECTION 13 hereof.

      12.6 NO WAIVER. No Event of Default shall be waived by the Bank except in writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. Borrower agrees that in the event that Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

13.   MISCELLANEOUS.

      13.1 OBLIGATIONS ABSOLUTE. None of the following shall affect the Obligations of Borrower to the Bank under this Agreement:

            (a) acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;

            (b) release by the Bank of Borrower or of any party liable with respect to the Obligations;

            (c) release, extension, renewal, modification or substitution by the Bank of the Notes, or any note evidencing any of the Obligations, or the compromise of the Obligations; or

            (d) failure of the Bank to resort to any other security or to pursue Borrower or any other obligor liable for any of the Obligations.

      13.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and is the final expression of the intentions of Borrower and the Bank. No promises, either expressed or implied, exist between Borrower and the Bank, unless contained herein. This Agreement supersedes all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof.

      13.3 AMENDMENTS; WAIVERS. No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of the Loan Documents, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and Borrower, and then such waiver or consent shall be effective only for the specific purpose for which given.

      13.4 WAIVER OF DEFENSES. BORROWER WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE BANK IN ENFORCING THIS AGREEMENT. BORROWER WAIVES ANY IMPLIED COVENANT OF GOOD FAITH AND RATIFIES AND CONFIRMS WHATEVER THE BANK MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWER.

      13.5 WAIVER OF JURY TRIAL. THE BANK AND BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER OBLIGATIONS, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND BORROWER ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWER.

      13.6 LITIGATION. TO INDUCE THE BANK TO MAKE THE LOANS, BORROWER IRREVOCABLY AGREES THAT ALL ACTIONS ARISING, DIRECTLY OR INDIRECTLY, AS A RESULT OR CONSEQUENCE OF THIS AGREEMENT, THE NOTE, ANY OTHER AGREEMENT WITH THE BANK, SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING THEIR SITUS IN THE CITY OF CHICAGO, ILLINOIS. BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID CITY, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

      13.7 ASSIGNABILITY. The Bank may at any time assign the Bank's rights in this Agreement, the Note, the Obligations, or any part thereof, and the Bank thereafter shall be relieved from all liability with respect thereto; PROVIDED, HOWEVER, that so long as no Event of Default exists, the Bank shall obtain the consent of the Borrower prior to any assignment, such consent not to be unreasonably withheld or delayed. In addition, the Bank may at any time sell one or more participations in the Loans. Borrower may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank and Borrower and its respective legal representatives and successors. All references herein to Borrower shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term "Borrower" shall be deemed to include all joint venturers or partners of Borrower, who shall be jointly and severally liable hereunder.

      13.8 CONFIDENTIALITY. Borrower and the Bank hereby agree and acknowledge that any and all information relating to Borrower which is
(i) furnished by Borrower to the Bank (or to any affiliate of the Bank), and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by the Bank or such affiliate in accordance with applicable law, PROVIDED, HOWEVER, that such information and other credit information relating to Borrower may be distributed by the Bank or such affiliate to the Bank's or such affiliate's directors, officers, employees, attorneys, affiliates, auditors and regulators, and upon the order of a court or other governmental agency having jurisdiction over the Bank or such affiliate, to any other party. Borrower and the Bank further agree that this provision shall survive the termination of this Agreement.

      13.9 BINDING EFFECT. This Agreement shall become effective upon execution by Borrower and the Bank.

      13.10 GOVERNING LAW. This Agreement, the Loan Documents and the Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks), and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.

      13.11 ENFORCEABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

      13.12 SURVIVAL OF BORROWER REPRESENTATIONS. All covenants, agreements, representations and warranties made by Borrower herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Notes, and shall be deemed to be continuing representations and warranties until such time as Borrower has fulfilled all of its Obligations to the Bank, and the Bank has been paid in full. The Bank, in extending financial accommodations to Borrower, is expressly acting and relying on the aforesaid representations and warranties.

      13.13 EXTENSIONS OF THE BANK'S COMMITMENT AND NOTE. This Agreement shall secure and govern the terms of any extensions or renewals of the Bank's commitment hereunder and the Note pursuant to the execution of any modification, extension or renewal note executed by Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Notes.

      13.14 TIME OF ESSENCE. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by Borrower of each covenant, agreement, provision and term of this Agreement.

      13.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

      13.16 FACSIMILE SIGNATURES. The Bank is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to the Bank by facsimile, telegraphic or other electronic transmission (each, a "Communication") which the Bank in good faith believes has been signed by Borrower and has been delivered to the Bank by a properly authorized representative of Borrower, whether or not that is in fact the case. Notwithstanding the foregoing, the Bank shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Bank in lieu of, or in addition to, any such Communication.

      13.17 NOTICES. Except as otherwise provided herein, Borrower waives all notices and demands in connection with the enforcement of the Bank's rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, postage prepaid, by facsimile, telegram or delivered in person, and addressed as follows:

If to Borrower:               c/o Landauer, Inc.
                              2 Science Drive
                              Glenwood, IL  60425
                              Attention: Jonathon Singer
                              Telephone:  (708) 441-8311
                              Facsimile:  (708) 755-7011


                              With a copy to:

                              Sidley Austin LLP
                              One South Dearborn Street
                              Chicago, IL  60603
                              Attn:  Larry Barden
                              Telephone:  (312) 853-7000
                              Facsimile:  (312) 853-7036


If to the Bank:               U.S. Bank National Association
                              209 South LaSalle Street, Suite 410
                              Chicago, Illinois  60604
                              Attention:  Kyle Freimuth
                              Telephone:  312-325-8758
                              Facsimile:  312-325-8750


                              With a copy to:
                              Vedder, Price, Kaufman & Kammholz, P.C.
                              222 North LaSalle Street
                              Chicago, Illinois 60601
                              Attention:  Matthew T. O'Connor, Esq.
                              Telephone:  312-609-7500
                              Facsimile:  312-609-5005

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

      13.18 COSTS, FEES AND EXPENSES RELATED TO AGREEMENT AND OTHER AGREEMENTS. In accordance with this Agreement on or prior to the date hereof and thereafter upon demand by the Bank, Borrower shall pay or reimburse the Bank for all reasonable costs, fees and expenses incurred by the Bank or for which the Bank becomes obligated, in connection with the negotiation, preparation, consummation and enforcement of this Agreement and the other Loan Documents, including, but not limited to, reasonable attorneys' fees plus costs and expenses of such attorneys or the Bank; search fees, reasonable costs and expenses; and all taxes payable in connection with this Agreement or the other Loan Documents. That portion of Borrower's Obligations consisting of reasonable costs, expenses or advances to be reimbursed by Borrower to the Bank pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by Borrower to the Bank on demand. If at any time or times hereafter the Bank: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent the Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Bank, Borrower, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or Borrower's affairs, or (iii) to enforce any rights of the Bank against Borrower or any other person that may be obligated to the Bank by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the assets of Borrower; and/or (c) attempts to or enforces any of the Bank's rights or remedies under the Agreement or the other Loan Documents, the reasonable costs and expenses incurred by the Bank in any manner or way with respect to the foregoing, shall be part of Borrower's Obligations, payable by Borrower to the Bank on demand.

      13.19 INDEMNIFICATION. Borrower agrees to defend (with counsel satisfactory to the Bank), protect, indemnify and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, attorneys' fees and time charges of attorneys who may be employees of the Bank, any parent entity or affiliated entity of the Bank), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Bank's rights and remedies under this Agreement, the Loan Documents, the Notes, any other instruments and documents delivered hereunder, or under any other agreement between Borrower and the Bank; PROVIDED, HOWEVER, that Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by Borrower, be added to the Obligations of Borrower. The provisions of this SECTION 13.19 shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

      13.20 PATRIOT ACT, BANK SECRECY ACT AND OFFICE OF FOREIGN ASSETS CONTROL. As required by federal law and the Bank's policies and practices, the Bank may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and Borrower agrees to provide such information. In addition, and without limiting the foregoing sentence, Borrower shall (a) ensure, and cause each Subsidiary, if applicable, to ensure, that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control ("OFAC"), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary, if applicable, to comply, with all applicable Bank Secrecy Act ("BSA") laws and regulations, as amended.



                         [SIGNATURE PAGE FOLLOWS]

                    (Signature Page to Loan Agreement)



      IN WITNESS WHEREOF, Borrower and the Bank have executed this Loan Agreement as of the date first above written.


                              LANDAUER, INC., a Delaware corporation


                              By:   /s/ Jonathon M. Singer
                                    ---------------------------------
                              Its:  SVP/CFO
                                    ---------------------------------



                              Agreed and accepted:


                              U.S. BANK NATIONAL ASSOCIATION,
                              a national banking association


                              By:   /s/ Kyle Freimuth
                                    ---------------------------------
                              Its:  SVP
                                    ---------------------------------

                                 EXHIBIT A

                                    to

                              Loan Agreement

                              REVOLVING NOTE
                              --------------




$15,000,000                                           Chicago, Illinois
                                                      October 5, 2007


      FOR VALUE RECEIVED, on or before October 31, 2009 (or, if such day is not a New York Banking Day, on the next following New York Banking Day), the undersigned, LANDAUER, INC., a Delaware corporation (referred to herein as "Borrower") promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association (herein, together with its successors and assigns, called the "Bank"), the maximum principal sum of FIFTEEN MILLION AND 00/100 DOLLARS ($15,000,000) or, if less, the aggregate unpaid principal amount of all Loans made by the Bank to the undersigned pursuant to that certain Loan Agreement of even date herewith between Borrower and the Bank (herein, as the same may be amended, modified or supplemented from time to time, called the "Loan Agreement") as shown either on the schedule attached hereto (and any continuation thereof) or in the Bank's records.

      Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at such rates and at such times as shall be determined in accordance with the provisions of the Loan Agreement. Accrued interest shall be payable on the dates specified in the Loan Agreement.

      Payments of both principal and interest are to be made in the lawful money of the United States of America in immediately available funds at the Bank's principal office at 209 South LaSalle Street, Chicago, Illinois 60604, or at such other place as may be designated by the Bank to Borrower in writing.

      This Note is the Revolving Note referred to in, evidences indebtedness incurred under, and is subject to the terms and provisions of, the Loan Agreement. The Loan Agreement, to which reference is hereby made, sets forth said terms and provisions, including those under which this Note may or must be paid prior to its due date or may have its due date accelerated. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

      In addition to, and not in limitation of, the foregoing and the provisions of the Loan Agreement hereinabove referred to, Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including attorneys' fees and expenses, incurred by the holder of this Note in seeking to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

      All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

      This Note is binding upon the undersigned and its successors and assigns, and shall inure to the benefit of the Bank and its successors and assigns. This Note is made under and governed by the laws of the State of Illinois without regard to conflict of laws principles.

      IN WITNESS WHEREOF, Borrower has executed this Note as of the day and year first above written.


                              LANDAUER, INC., a Delaware corporation



                              By:   /s/ Jonathon M. Singer
                                    ----------------------------------
                              Its:  SVP/CFO
                                    ----------------------------------

                                 EXHIBIT B

                                    to

                              Loan Agreement

                      FORM OF COMPLIANCE CERTIFICATE
                      ------------------------------




To:   U.S. Bank National Association


      Please refer to the Loan Agreement dated as of October 5, 2007 (as amended or otherwise modified from time to time, the "Loan Agreement") between each of LANDAUER, INC., a Delaware corporation (the "Borrower"), and U.S. Bank National Association. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

      I. REPORTS. Enclosed herewith is a copy of the [annual audited/quarterly/monthly] report of Borrower as at _____________, ____ (the "Computation Date"), which report fairly presents in all material respects the financial condition and results of operations (subject to the absence of footnotes and to normal year-end adjustments) of Borrower as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

      II. FINANCIAL TESTS. Borrower hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Loan Agreement:

A.    Section 10.1 - Minimum Tangible Net Worth

      1.    Total Assets                              $__________________
      2.    Total Liabilities                         $__________________
      3.    (1) less (2)                              $__________________
      4.    (3) plus Subordinated Debt                $__________________
      5.    LESS General Intangibles                  ($__________________)
      6.    LESS Amounts due from Affiliates          ($__________________)
      7.    Total                                     $__________________
      8.    Required                                  $22,500,0000


B.    Section 10.2 - Funded Debt/EBITDA Ratio

      1.    Required                                  1.0 to 1


      Borrower further certifies to you that no Event of Default has occurred and is continuing.


                         (Signature Page Follows)

      IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed and delivered by its duly authorized officer on _________, ____.


                              LANDAUER, INC., a Delaware corporation



                              By:
                                    -----------------------------------
                              Its:
                                    -----------------------------------


























































                                    B-2